Exhibit 10.20

FIRST AMENDMENT

TO THE SUNRISE ASSISTED LIVING

EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Sunrise Senior Living, Inc. (the “Company”) maintains the Sunrise Senior Living Executive Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to (i) document that the Plan is to be terminated effective December 31, 2009 and (ii) provide for the acceleration of Plan payouts following termination to the extent permitted under Code section 409A; and

WHEREAS, the Company has reserved the right in Plan Article 10 to amend and/or terminate the Plan at any time.

NOW, THEREFORE, the Plan is hereby amended, effective December 31, 2009, as follows:

1. Section 10.2 of the Plan is hereby amended in its entirety to read as follows:

“10.02 Termination of the Plan.

(a)	The Company may at any time terminate the Plan as to all or any group of Participants. If the Company terminates the Plan, payment of the Deferral Accounts shall not be accelerated, but shall be made at such time as such Accounts would have otherwise been payable hereunder.

“(b)	The Plan is terminated, effective December 31, 2009 and, notwithstanding subsection (a) above, all Deferral Accounts shall be paid in one lump sum within 90 days following the first date permissible under Treas. Reg. section 1.409A-3(j)(4)(ix) (or other applicable regulations).

2. The Plan, as amended herein, is hereby ratified and affirmed in all other respects.

IN WITNESS WHEREOF, Sunrise Senior Living, Inc. has caused this First Amendment to be executed by its duly authorized officer, this 30th day of December, 2009.

SUNRISE SENIOR LIVING, INC.

By:	/s/ Julie Pangelinan
Title:	Chief Financial Officer